Exhibit 99.3

CYMER, INC.

2011 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Stock Option Agreement, Cymer, Inc. (the “Company”) has granted you an option under its 2011 Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. Capitalized terms not explicitly defined in this Stock Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your option are as follows:

1. VESTING. Subject to the limitations contained herein, your option will vest as provided in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.

2. NUMBER OF SHARES AND EXERCISE PRICE. The number of shares of Common Stock subject to your option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time for Capitalization Adjustments.

3. METHOD OF PAYMENT. Payment of the exercise price is due in full upon exercise of all or any part of your option. All amounts due are payable in United States dollars You may elect to make payment of the exercise price in any manner permitted by your Grant Notice, which may include one or more of the following:

(a) Cash, check, bank draft or money order payable to the Company and delivered to the Company’s Stock Administration Department.

(b) Depositing cash into your E*Trade account.

(c) Provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds (also known as a “cashless exercise”).

(d) Provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, by delivery of already-owned shares of Common Stock either that you have held for the period required to avoid a charge to the Company’s reported earnings (generally six (6) months) or that you did not acquire, directly or indirectly from the Company, that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your option, shall include delivery to the Company of your attestation of ownership of such shares of

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Common Stock in a form approved by the Company. Notwithstanding the foregoing, you may not exercise your option by tender to the Company of Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

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If the option is a Nonstatutory Stock Option, a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise of your option by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, the Company shall accept a cash or other payment from you to the extent of any remaining balance of the aggregate exercise price not satisfied by such holding back of whole shares; provided, however, shares of Common Stock will no longer be outstanding under your option and will not be exercisable thereafter to the extent that (1) shares are used to pay the exercise price pursuant to the “net exercise,” (2) shares are delivered to you as a result of such exercise, and (3) shares are withheld to satisfy tax withholding obligations.

4. WHOLE SHARES. You may exercise your option only for whole shares of Common Stock.

5. SECURITIES LAW COMPLIANCE.

(a) Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the shares of Common Stock issuable upon such exercise are then registered under the Securities Act or, if such shares of Common Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with other applicable laws and regulations governing your option, including, without limitation, the laws and regulations of the United States and, if applicable, your country of residence, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

(b) Unless otherwise agreed in writing with the Company, your Option may only be exercised in accordance with the terms of this Agreement and such other terms and conditions as may be required by the Company at the time of exercise including, without limitation, the completion and execution of additional documents and any additional steps or procedures required by the Company in order to ensure material compliance with all applicable tax, securities, employment, foreign exchange and other laws and regulations in the United States, your country of residence and any other applicable jurisdiction.

6. TERM. You may not exercise your option before the commencement of its term or after its term expires. The term of your option commences on the Grant Date and expires upon the earliest of the following:

(a) immediately upon the termination of your Continuous Service for Cause;

(b) three (3) months after the termination of your Continuous Service for any reason other than Cause, Disability or death, provided that if during any part of such three- (3-)

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month period you may not exercise your option solely because of the condition set forth in Section 5 relating to “Securities Law Compliance,” your option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service;

(c) twelve (12) months after the termination of your Continuous Service due to your Disability;

(d) eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates for any reason other than Cause;

(e) the Expiration Date indicated in your Grant Notice; or

(f) the day before the tenth (10th) anniversary of the Date of Grant.

If you are subject to United States federal income taxes and your option is an Incentive Stock Option, note that to obtain the US federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the date of grant of your option and ending on the day three (3) months before the date of your option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or your permanent and total disability, as defined in Section 22(e) of the Code. (The definition of disability in Section 22(e) of the Code is different from the definition of the Disability under the Plan). The Company has provided for extended exercisability of your option under certain circumstances for your benefit but cannot guarantee that your option will necessarily be treated as an Incentive Stock Option if you continue to provide services to the Company or an Affiliate as a Consultant or Director after your employment terminates or if you otherwise exercise your option more than three (3) months after the date your employment with the Company or an Affiliate terminates.

7. EXERCISE.

(a) You may exercise the vested portion of your option during its term by following the exercise procedures set forth in your E*Trade account, including the procedures for delivery of the exercise price, or other manual procedures for exercise established by the Company.

(b) By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of your option, or (2) the disposition of shares of Common Stock acquired upon such exercise.

(c) If you are subject to United States federal income taxes and your option is an Incentive Stock Option, by exercising your option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your option that occurs within two (2) years after the

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date of your option grant or within one (1) year after such shares of Common Stock are transferred upon exercise of your option.

8. TRANSFERABILITY. Your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, (1) your option is transferable pursuant to a domestic relations order, and (2) by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option.

9. OPTION NOT A SERVICE CONTRACT. Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option shall obligate the Company or an Affiliate, their respective stockholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

10. WITHHOLDING OBLIGATIONS.

(a) At the time you exercise your option, in whole or in part, or at any time thereafter as requested by the Company, to the extent permitted by applicable law, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of your option (the “Withholding Taxes”). You may make provision to satisfy the Withholding Taxes by means of (i) depositing cash in US dollars into your E*Trade account, (ii) a “same day sale” procedure under a Regulation T Program whereby you authorize E*Trade to sell a number of whole shares necessary to cover the Withholding Taxes, or (iii) tendering a payment to the Company via cash, check, bank draft or money order in US dollars and authorizing the Company to “true up” the actual Withholding Taxes amount owed by crediting or debiting your next regular payroll. A “same day sale” procedure method for satisfaction of your Withholding Taxes obligation will not be available if you are not permitted to sell those shares of the Company’s common stock on the open market for any reason on the applicable date.

You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein unless such obligations are satisfied.

11. PERSONAL DATA. The provisions of this Section 11 are applicable if you are employed or reside in a jurisdiction outside the United States. You understand that your employer, if applicable, the Company, and/or its Affiliates hold certain personal information about you, including but not limited to your name, home address, telephone number, date of birth, social security or equivalent insurance number, salary, nationality, job title, and details of all shares of Common Stock granted, cancelled, vested, unvested, or outstanding (the “Personal

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Data”). Certain Personal Data may also constitute “Sensitive Personal Data” or similar classification under local law and be subject to additional restrictions on collection, processing and use of the same under applicable local law. Such data include but are not limited to Personal Data and any changes thereto, and other appropriate personal and financial data about you. You hereby provide express consent to the Company or its Affiliates to collect, hold, and process any such Personal Data and Sensitive Personal Data. You also hereby provide express consent to the Company and/or its Affiliates to transfer any such Personal Data and Sensitive Personal Data outside the country in which you are employed or retained, including transfer to the United States. The legal persons for whom such Personal Data are intended are the Company and any broker company providing services to the Company in connection with the administration of the Plan. You have been informed of your right to access and correct your Personal Data by applying to the Human Resources department of the Company.

12. ADDITIONAL ACKNOWLEDGEMENTS. You hereby consent and acknowledge that:

(a) Participation in the Plan is voluntary and therefore you must accept the terms and conditions of the Plan and this option as a condition to participation in the Plan and receipt of this option.

(b) The Plan is discretionary in nature and the Company can amend, cancel, or terminate it at any time.

(c) This option and any other options under the Plan are voluntary and occasional and do not create any contractual or other right to receive future options or other benefits in lieu of future options, even if similar options have been granted repeatedly in the past.

(d) All determinations with respect to any such future options, including, but not limited to, the time or times when such options are made, the number of shares of Common Stock, and performance and other conditions applied to the options, will be at the sole discretion of the Company.

(e) The value of the shares of Common Stock and this option is an extraordinary item of compensation, which is outside the scope of your employment, service contract or consulting agreement, if any.

(f) The shares of Common Stock, this option, or any income derived therefrom are a potential bonus payment not paid in lieu of any cash salary compensation and not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, life or accident insurance benefits, pension or retirement benefits or similar payments.

(g) In the event of the involuntary termination of your Continuous Service, your eligibility to receive shares of Common Stock or payments under the option or the Plan, if any, will terminate effective as of the date that you are no longer actively employed or retained regardless of any reasonable notice period mandated under local law, except as expressly provided in the option.

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(h) The future value of the shares of Common Stock is unknown and cannot be predicted with certainty.

(i) You do not have, and will not assert, any claim or entitlement to compensation, indemnity or damages arising from the termination of this option or diminution in value of the shares of Common Stock and you irrevocably release the Company, its Affiliates and, if applicable, your employer, if different from the Company, from any such claim that may arise.

(j) The Plan and this option set forth the entire understanding between you, the Company and any Affiliate regarding the acquisition of the shares of Common Stock and supersedes all prior oral and written agreements pertaining to this option.

13. NOTICES. All notices with respect to this option or the Plan shall be in writing and shall be given via your E*Trade account, hand delivered or sent by first class mail, international registered mail, reputable overnight delivery service, or reputable international courier delivery service, expenses prepaid. Notice may also be given by electronic mail or facsimile and shall be effective on the date transmitted if confirmed within 48 hours thereafter by a signed original sent in a manner provided in the preceding sentence. Notices to the Company or the Board shall be delivered or sent to the Company’s headquarters, 17075 Thornmint Court, San Diego, California 92127, to the attention of its Chief Financial Officer. Notices to you or holder of shares of Common Stock issued pursuant to the option shall be sufficient if given via your or the holder’s E*Trade account or delivered or sent to such person’s address as it appears in the regular records of the Company or its transfer agent.

14. GOVERNING PLAN DOCUMENT. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control.

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